EXHIBIT 10.17

COMPENSATORY ARRANGEMENTS OF EXECUTIVE OFFICERS AND DIRECTORS

Each of our executive officers is employed on an at will basis. The current annual salaries of our executive officers are set forth in the chart below:
Executive Officers	Title	Salary	Incentive Component
Robert E. Matthiessen	President, CEO and Director	$317,242	1.5% of consolidated pre-tax profits plus 1.5% of each product segment's pre-tax profits.

Hugh T. Regan, Jr.	Secretary, Treasurer and CFO	$224,422	Discretionary (1)

Daniel J. Graham	Sr. Vice President, General Manager - Mechanical Products Segment and General Manager-Electrical Products Segment	$205,712	2.5% of pre-tax profits of the Mechanical Products segment and 2.5% of pre-tax profits of the Electrical Products segment

James Pelrin	Vice President and General Manager-Thermal Products Segment	$205,358	2.5% of pre-tax profits of the Thermal Products segment.

Alyn R. Holt	Executive Chairman	$180,180	None

(1)		Based on consolidated pre-tax profits and subject to the recommendation of the Chief Executive Officer and the approval of the Compensation Committee of the Board of Directors.

Each of the foregoing officers receives our standard benefits package. Messrs. Matthiessen, Regan, Graham and Pelrin are parties to Change of Control Agreements with us that provide for the payment of certain benefits upon the executive's termination of employment following a change of control, as defined therein.

Directors who are not also our officers (each a "non-employee director") currently receive an annual retainer of $25,000 (Stuart F. Daniels, Ph.D., James J. Greed, Jr., Thomas J. Reilly, Jr., and James W. Schwartz, Esq.). Non-employee members of the Executive Committee are paid an additional annual retainer of $15,000 (Dr. Daniels and Mr. Schwartz). The chairmen of the committees of the Board are paid an additional annual fee as follows: the Chairman of the Audit Committee is paid an additional annual fee of $15,000 (Mr. Reilly); the Chairman of the Compensation Committee is paid an additional annual fee of $10,000 (Dr. Daniels); the Chairman of the Intellectual Property Committee is paid an additional annual fee of $75,000 (Dr. Daniels); and the Chairman of the Nominating and Corporate Governance Committee is paid an additional annual fee of $10,000 (Mr. Greed).

In addition, directors, executive officers and other key employees may be eligible to receive stock options or restricted stock awards from time to time pursuant to the Company's 2007 Stock Plan (incorporated by reference as Exhibit 10.5 to this Report); however, there are no agreements obligating the Company to make any such awards at any time.